EXHIBIT 11.1  COMPUTATION OF NET LOSS PER SHARE


                                                           Three  Months         Six Months
                                                               Ended                Ended
                                                           June  30, 1996        June 30, 1996
                                                         -----------------       -------------
Weighted average common shares outstanding                     8,363,997           7,191,736
Net effect of stock options-based on the treasury
  stock method using estimated offering price                    361,359             433,630
                                                             -----------         -----------
Totals                                                         8,725,356           7,625,366
                                                             ===========         ===========
Net loss                                                     $(2,379,412)        $(4,087,738)
Dividend preference attributable to Series
  A Convertible Preferred Stock (Note 1)                        (357,500)           (858,000)
Dividends attributable to Series B
  Exchangeable Preferred Stock (Note 2)                         (165,000)           (347,500)
                                                             -----------         -----------
Net loss attributable to common shares                       $(2,902,912)        $(5,293,238)
                                                             ===========         ===========
Net loss per common and common equivalent
  shares                                                     $     (0.33)        $     (0.69)
                                                             ===========         ===========
Pro forma net loss per share data:
- ---------------------------------

Weighted average common shares outstanding                     7,650,584           6,835,030

Net effect of stock options-based on the
  treasury stock method using current market
  price                                                          553,536             553,536

Common stock resulting from:
  Assumed conversion of Series A Convertible
    Preferred Stock                                            2,444,444           2,444,444
  Other                                                           52,500              52,500
                                                             -----------         -----------
Totals                                                        10,701,064           9,885,510
                                                             ===========         ===========
Net loss                                                     $(2,379,412)        $(4,087,738)
Dividends attributable to Series B
  Exchangeable Preferred Stock                                  (165,000)           (347,500)
                                                             -----------         -----------
Net loss attributable to common shares                       $(2,544,412)        $(4,435,238)
                                                             ===========         ===========
Pro forma net loss per common and common
  equivalent shares                                          $     (0.24)        $     (0.45)
                                                             ===========         ===========


Note 1-The dividend preference was eliminated upon conversion of Series A Convertible Preferred Stock into Common Stock upon completion of the Company's initial public offering on June 5, 1996.
Note 2-The Series B Exchangeable Stock was redeemed in full on June 5, 1996 using a portion of the net proceeds from the initial public offering.




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